Exhibit 3.1
VISTA CREDIT STRATEGIC LENDING CORP.
ARTICLES OF AMENDMENT AND RESTATEMENT
FIRST:        Vista Credit Strategic Lending Corp., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.
SECOND:    The following provisions are all the provisions of the charter of the Corporation currently in effect and as hereinafter amended:
ARTICLE I
INCORPORATOR
Robert F. Smith, whose address is 401 Congress Avenue, Suite 3100, Austin, Texas 78701, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on March 15, 2022.
ARTICLE II
NAME
The name of the corporation (the “Corporation”) is:
Vista Credit Strategic Lending Corp.
ARTICLE III
PURPOSE
The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, conducting and carrying on the business of a business development company under the Investment Company Act of 1940, as amended, and the rules promulgated thereunder (the “1940 Act”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.
ARTICLE IV
PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT
The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium, Maryland 21093-2264. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium, Maryland 21093-2264. The resident agent is a Maryland corporation.
ARTICLE V
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS
Section 5.1 Number, Classification and Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is five, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the

“MGCL”). The names of the directors who shall serve until their successors are duly elected and qualify are:

Name	Class

Sheila A. Finnerty	I

Greg Galligan	I

Olivia F. Kirtley	II

David Flannery	II

Stephen A. Riddick	III
These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.
The directors (other than any director elected solely by holders of shares of one or more classes or series of stock of the Corporation established pursuant to Section 6.4 hereof) shall be classified into three classes, Class I, Class II and Class III. Directors in Class I shall serve for a term ending at the annual meeting of stockholders to be held in 2024, directors in Class II shall serve for a term ending at the annual meeting of stockholders to be held in 2025 and directors in Class III shall serve for a term ending at the annual meeting of stockholders to be held in 2026 and, in each such case, until their successors are duly elected and qualify or until their earlier death, resignation or removal. The number of directors in each class shall be as nearly equal in number as possible, as determined by the Board of Directors. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to serve for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify.
The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-804(c) of the MGCL, that, subject to any requirements of the 1940 Act applicable to the Corporation and except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as defined herein), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which such vacancy occurred and until a successor is duly elected and qualifies.
Section 5.2 Extraordinary Actions. Except as specifically provided in Section 5.6 (relating to removal of directors) and in Section 7.2 (relating to certain actions and certain amendments to the charter of the Corporation (the “Charter”)), notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Section 5.3 Authorization by Board of Directors of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.
Section 5.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 hereof or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.
Section 5.5 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.
Section 5.6 Removal of Directors. Subject to the rights of holders of one or more classes or series of stock established pursuant to Section 6.4 hereof to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of stockholders entitled to cast at least 75% of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.
Section 5.7 Advisor Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).
Section 5.8 Corporate Opportunities. The Corporation shall have the power, by resolution of the Board of Directors, to renounce any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to the Corporation or developed by or presented to one or more directors or officers of the Corporation, including any director or officer who also serves as a director, officer or employee of any entity that provides investment advisory services to the Corporation or as a member of the investment committee of any such entity.

ARTICLE VI
STOCK
Section 6.1 Authorized Shares. The Corporation has authority to issue 500,000,000 shares of stock, initially consisting of 500,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and no shares of preferred stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $5,000,000.00. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.
Section 6.2 Common Stock. Except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.
Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of

Preferred Stock of any class or series from time to time into one or more classes or series of stock.
Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.
Section 6.5 Inspection of Books and Records. A stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account or stock ledger or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such stockholder has an improper purpose for requesting such inspection.

Section 6.6 Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders.
Section 6.7 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws. The Board of Directors shall have the exclusive power to adopt, alter, amend or repeal any provision of the Bylaws and to make new Bylaws.
ARTICLE VII
AMENDMENTS; CERTAIN EXTRAORDINARY TRANSACTIONS
Section 7.1 Amendments Generally. The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.
Section 7.2 Approval of Certain Extraordinary Actions and Charter Amendments.
(a)    Required Votes. The affirmative vote of stockholders entitled to cast at least 75% of the votes entitled to be cast on the matter, each voting as a separate class, shall be necessary to effect:
(i)    Any amendment to the Charter to make the Common Stock a “redeemable security” or to convert the Corporation, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act);

(ii)    The liquidation or dissolution of the Corporation and any amendment to the Charter to effect any such liquidation or dissolution;
(iii)    Any merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of the Corporation’s assets that the MGCL requires be approved by stockholders;
(iv)    Any transaction between the Corporation, on the one hand, and any person or group of persons acting together that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly (other than solely by virtue of a revocable proxy), of one-tenth or more of the voting power in the election of the Corporation’s directors generally, or any person controlling, controlled by or under common control with, employed by or acting as an agent of, any such person or member of such group; and
(v)    Any amendment to Section 5.1, Section 5.2, Section 5.6, Section 6.6, Section 6.7, Section 7.1 or this Section 7.2; provided, however, that, if the Continuing Directors (as defined herein), by a vote of at least a majority of such Continuing Directors, in addition to approval by the Board of Directors, approve any of the foregoing matters, the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast shall be required to approve such matter.
(b)    Continuing Directors. “Continuing Directors” shall mean the directors identified in Article V, Section 5.1 hereof and the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the Continuing Directors then on the Board of Directors.

ARTICLE VIII
LIMITATION OF LIABILITY; INDEMNIFICATION AND ADVANCE OF EXPENSES
Section 8.1 Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.
Section 8.2 Indemnification and Advance of Expenses. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided herein shall vest immediately upon election of a director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advance of expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided herein shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.
Section 8.3 1940 Act. The provisions of this Article VIII shall be subject to the limitations of the 1940 Act applicable to the Corporation.
Section 8.4 Amendment or Repeal. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VIII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
ARTICLE IX
EXCLUSIVE FORUM FOR CERTAIN LITIGATION
Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, other than any action arising under federal securities laws, including, without limitation, (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation or (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the Charter or the Bylaws, or (b) any other action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the Corporation consents in writing to such court.
THIRD:    The amendment and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
FOURTH:    The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.
FIFTH:    The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the charter.
SIXTH:    The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.
SEVENTH:    The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter was 200,000, consisting of 200,000 shares of common stock, $0.01 par value per share. The aggregate par value of all shares of stock having par value was $2,000.
EIGHTH:    The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 500,000,000, initially consisting of 500,000,000 shares of common stock, $0.01 par value per share, and no shares of preferred stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $5,000,000.00.

NINTH:    The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 8th day of June, 2023.

ATTEST:	VISTA CREDIT STRATEGIC LENDING CORP.

/s/ Ken Burke	By:	/s/ Greg Galligan	(SEAL)
Name: Ken Burke		Name: Greg Galligan
Title: General Counsel, Chief Compliance Officer and Secretary		Title: Chief Executive Officer and President
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